Exhibit 99.9

Consent of Director Nominee

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road

Hoffman Estates, IL 60179

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (No. 333-181051) (the “Registration Statement”) of Sears Hometown and Outlet Stores, Inc. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of August 22, 2012.

/s/ Elizabeth Darst Leykum
Elizabeth Darst Leykum